Exhibit 4.19
EMPLOYMENT AGREEMENT

This Employment Agreement is effective as of May 1, 1994, by and between XENOGRAFT TECHNOLOGIES, LTD., an Israeli company of P.O. Box 370, Rehovot, Israel (the "Company"), and Shlomo Dagan, an individual who currently resides at Bustanai 12, Rehovot (the "Employee") .

WITNESSETH

WHEREAS, the Company desires to employ the Employee as its Chief Immunologist, and the Employee desires to be employed by the Company as its Chief Immunologist, on the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, the parties hereto agree as follows:

1. EMPLOYMENT: DUTIES

(a) The Company hereby employs the Employee, and the Employee hereby accepts employment, as the Chief Immunologist of the Company on the terms and conditions set forth below.

(b) The Employee shall be responsible for, and shall supervise and manage, all the research and development activities performed at the Facilities of the Company, as well as such activities as are performed on behalf of the Company through its Sponsored Research agreements. In addition, the Employee shall perform such other services and duties as are normally incident to the position held by the Employee and are commensurate with Employee's background, education and professional standing or as are requested of the Employee by the General Manager for Israeli Operations and/or the President of the Company. In carrying out these functions, the Employee shall work at the direction of and subject to the approval of, and shall report to, the General Manager of Israeli Operations of the Company.

(c) The Employee shall perform his duties hereunder at the Company's facilities in Israel, provided, however, that Employee acknowledges and agrees that the performance of his duties hereunder may require significant domestic and international travel.

(d) Subject to the provisions of Section 1(e), the Employee shall devote essentially all of his business time, attention and efforts to the performance of his duties and the business and affairs of the Company. Subject to the provisions of Section 1(e) , the Employee shall not during the term of this Agreement be engaged (whether or not during normal business hours) in any other business or professional activity whether or not such activity is pursued for gain, profit or other pecuniary advantage.

(e) The provisions of Section 1(d) notwithstanding, (i) the Employee shall not be prevented from purchasing securities in any corporation which does not compete with the Company and whose securities are publicly traded, provided that such purchases shall not result in his collectively owning beneficially at any time five percent or more of the equity securities of any such corporation; and (ii) the Employee shall not be prevented from participating in conferences, preparing or publishing papers or books or teaching, with the prior approval of the Company's General Manager for Israeli Operations.

2.  TERM

During the six months period following the date hereof (the "Trial Period"), each of the Company and the Employee may terminate this Agreement at. any time by giving the other party hereto a notice at least two months prior to the date of termination of employment. If neither party hereto terminates this Agreement prior to the termination of the Trial Period then, subject to the rights of the parties to terminate this Agreement pursuant to Section 7 hereof, the term of the Employee's employment with the Company (the "Initial Term") shall continue through the second anniversary of the date of the expiration of the Trial Period. The Company will notify the Employee, no later than three months prior to the expiration of the Initial Term, if the Company has then determined not to renew this Agreement upon its expiration. Upon expiration of the Initial Term, the term of this Agreement will thereafter be automatically renewed for successive two-year terms unless either the Company or Employee notifies the other in writing, no later than three months prior to the expiration of any such two-year renewal term, of the termination of Employee's employment hereunder. Any renewals of this Agreement will be subject to renegotiation between the parties.

3. COMPENSATION AND BENEFITS

(a) As compensation for the performance of his duties on behalf of the Company, the Employee shall be compensated as follows:

(i) Annual Salary. The Company shall pay the Employee an annual salary ("Salary") in NIS at a rate initially equivalent to $57,000 per year during his employment with the Company. The Salary shall be paid in monthly installments not later than the third day of each month with respect to the preceding month, in accordance with the Company's payroll practices in Israel. Each monthly installment of the Salary will be indexed to the Israeli Consumer Price Index as published on or about the 15th day of the month for which the payment is being made; the basic Consumer Price Index for purposes of this Agreement being the one published on or about May 15, 1994. The indexation of the Salary to the Israeli Consumer Price Index is in lieu of any "Tosefet Yoker" or other mandatory or statutorily required increase in salary, which the Employee hereby waives.

(ii) Managers Insurance. At the end of each month during the employment of Employee hereunder (or such other day as is consistent with the Company's general practices), the Company shall pay an aggregate amount equal to 15 5/6% of Employee's monthly Salary for the preceding month to a Managers Insurance (Bituach Manahalim) policy (the "Policy") through an agency and with an insurance company to be jointly selected by the Company and the Employee, to be divided as follows: 8 1/3% toward Severance; 5% toward Compensation; and 2 1/2% toward "Shalva" (or comparable loss of working capacity) insurance. In addition, at the beginning of each month the Company shall deduct from the Salary of Employee an amount equal to 5% of the Employee's monthly Salary for the preceding month, and shall pay such amount as premium payable in respect of the "Compensation" component of the Policy.

(iii) Keren Hishtalmut Fund. At the end of each month during the employment of Employee hereunder (or such other day as is consistent with the Company's general practices), the Company shall pay an amount equal to 7 1/2% of Employee's monthly Salary for the preceding month to a Keren Hishtalmut Fund designated by the Employee (the "Fund"), and shall deduct from the Salary of Employee an amount equal to 2 1/2% of the Employee's monthly Salary for the preceding month and pay the same to the Fund.

(iv) Stock Options. The Company shall grant the Employee options to purchase 25,000 shares of Class A Common Stock of the Company at an exercise price of $0.10 per share. Such options shall vest and become exercisable as to 50% (12,500 shares) on the second anniversary of the effective date of this Agreement, 25% (6,250 shares) on the third anniversary of the effective date of this Agreement and 25% (6,250 shares) on the fourth anniversary of the effective date of this Agreement. The grant of such options and the terms and conditions applicable thereto (including the exercise price of such options), are subject to (i) the adoption of an employee stock option plan by the Company's Board of Directors, (ii) approval by the Company's Board of Directors, and (iii) such other terms and conditions as may be set forth in a stock option agreement approved by the Company's Board of Directors and signed by Employee. All tax consequences resulting from the grant, vesting or exercise of options to or by the Employee shall be his sole and exclusive responsibility.

(v) Vacation. The Employee shall be entitled to fifteen (15) business days of paid vacation annually during the term of this Agreement (prorated for any partial calendar year during which he is employed hereunder).

The Company shall withhold all applicable taxes, insurance payments and such other amounts as may be required by law or agreed upon by the parties with respect to the compensation payable to the Employee pursuant to this Agreement.

(b) The Company shall pay or reimburse Employee for all normal, usual and necessary expenses incurred or paid by Employee in the performance of his duties hereunder, against receipt by the Company of appropriate vouchers, receipts or other proof of Employee's expenditures and otherwise in accordance with such Expense Reimbursement Policy as may from time to time be adopted by the Board of Directors of the Company.

4. REPRESENTATIONS AND WARRANTIES BY THE EMPLOYEE

The Employee hereby represents and warrants to the Company as follows:

(a) Neither the execution and delivery of this Agreement nor the performance by the Employee of his duties and other obligations hereunder violate or will violate any statute, law, determination or award, or conflict with or constitute a default under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which the Employee is a party or by which he is bound.

(b) The Employee has the full right, power and legal capacity to enter and deliver this Agreement and to perform his duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of the Employee enforceable against him in accordance with its terms. No approvals or consents of any persons or entities are required for the Employee to execute and deliver this Agreement or perform his duties and other obligations hereunder.

5.  NON-COMPETITION

(a) The Employee understands and recognizes that his services to the Company are special and unique and agrees that, during the term of this Agreement and for a period of two (2) years from the date of termination of his employment hereunder, he shall not in any manner, directly or indirectly, on behalf of himself or any person, firm, partnership, joint venture, corporation or other business entity ("Person"), enter into or engage in any business competitive with the Company's business in the field of in vivo production of human monoclonal antibodies and/or chimeric animal models of human diseases, and/or any business which the Company may enter into or contemplate entering into during Employee's employment hereunder, either as an individual for his own account, or as an employee, partner, joint venturer, executive, agent, consultant, salesperson, officer, director or shareholder of a Person; provided, however, that nothing herein will preclude the Employee from holding up to five percent (5%) of the stock of any publicly traded company which is not a competitor of the Company.

(b) For a period of two years after the termination of this Agreement, the Employee shall not interfere with or disrupt or attempt to disrupt the Company's business relationship with any of its customers, or solicit any of the employees of the Company.

(c) In the event that the Employee breaches any provisions of this Section 5 or there is a threatened breach, then, in addition to any other rights which the Company may have, the Company shall be entitled, without the posting of a bond or other security, to injunctive relief to enforce the restrictions contained herein. In the event that an actual proceeding is brought in equity to enforce the provisions of this Section 5, the Employee shall not urge as a defense that there is an adequate remedy at law nor shall the Company be prevented from seeking any other remedies which may be available.

6. CONFIDENTIAL INFORMATION

(a) The Employee agrees that during the course of his employment or at any time after termination, he will not disclose or make accessible to any other Person, any information of, or pertaining to, the Company which is, by its nature, confidential, including, without limitation, information concerning products, services and technology, both current and under development, promotion and marketing programs, lists, trade secrets and other confidential and proprietary business information (collectively, "Confidential Information") of the Company or any of its clients, except to the extent required to carry out his responsibilities to the Company: The Employee agrees: (i) not to use any such information, directly or indirectly, for himself or others; and (ii) not to take any such material or reproductions thereof from the Company's facilities at any time during his employment by the Company except as required in connection with the Employee's duties to the Company. The Employee agrees to return all such material and reproductions thereof (whether or not merged with other works) in his possession to the Company promptly upon request and in any event immediately upon termination of employment.

(b) Except with prior written authorization by the Company, the Employee agrees not to disclose or publish any of the Confidential Information or material of the Company, its clients or any other party to whom the Company owes an obligation of confidence, at any time during or after his employment with the company.

(c) The Employee hereby assigns to the Company all right, title and interest he may have or acquire in all inventions (including patent rights) developed by the Employee during his employment by the Company ("Inventions") and agrees that all Inventions shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents, copyrights and other rights in connection therewith. Employee further agrees to assist the Company in every proper way (but at the Company's expense) to obtain and from time to time enforce patents, copyrights or other rights on said Inventions in any and all countries.

7.  TERMINATION

The Employee's employment hereunder shall commence on the effective date of this Agreement, and shall continue for the period set forth in Section 2 hereof unless sooner terminated either during, or immediately after, the Trial Period, or upon the first to occur of the following events:

(a) The death or disability of the Employee (for purposes of this Section 7, "disability" shall be deemed to have occurred if Employee is unable, due to any physical or mental disease or condition, to perform his normal duties of employment for 90 consecutive days or 120 days in any 12-month period);

(b) Termination by the Board of Directors of the Company for just cause. Any of the following actions or omissions by the Employee shall constitute just cause:

(i) Material breach by the Employee of Section 5 or Section 6 of this Agreement;

(ii) Material breach by the Employee of any provision of this Agreement other than Section 5 or Section 6 which is not cured by the Employee within fifteen (15) days after his receipt of notice thereof from the Company containing a description of the breach or breaches alleged to have occurred; or

(iii) Any action by the Employee to intentionally harm the Company.

(c) Termination by the Employee for just cause. Any of the following actions or omissions by the Company shall constitute just cause:

(i) Material breach by the Company of any provision of this Agreement which is not cured by the Company within fifteen (15) days after its receipt of notice thereof from the Employee containing a description of the breach or breaches alleged to have occurred;

(ii) Any action by the Company to intentionally harm the Employee;

or
(iii) Requirement by the Company that Employee relocate to a business location outside of the State of Israel.

8.  NOTICES

Any notice or other communication under this Agreement shall be in writing and shall be deemed to have been given: when delivered personally against receipt therefor or by facsimile when followed by a hard copy thereof; or three (3) days after being mailed registered or certified mail, postage prepaid, return receipt requested, to either party at the address set forth above, or to such other address as such party shall give by notice hereunder to the other party.

9. SEVERABILITY OF PROVISIONS

If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable, and no provision shall be deemed dependent upon any other covenant or provision unless so expressed herein.

10. ENTIRE AGREEMENT: NO PRIOR AGREEMENT: MODIFICATION

This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

11. BINDING EFFECT

The rights, benefits, duties and obligations under this Agreement shall inure to, and be binding upon, the Company, its successors and assigns, and upon the Employee and his legal representatives: This Agreement constitutes a personal service agreement, and the performance of the Employee's obligations hereunder may not be transferred or assigned by the Employee.

12.  NONWAIVER

The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith or with any other term, condition or provision hereof, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

13. GOVERNING LAW

This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Israel.

14.  HEADINGS

The headings of paragraphs are inserted for convenience and shall not affect any interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Dated: ___________________	By: /s/ Shlomo Dagan Shlomo Dagan
Dated: ___________________	By: /s/ XTL Biopharmaceuticals Ltd. XTL Biopharmaceuticals Ltd.